Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Portfolio. Accordingly, the following amounts have been reclassified for December 31, 2009. Net assets of the Portfolio were unaffected by the reclassifications.



                                                                   Reduction to
                                          Reduction to          Accumulated Net
              Reduction to             Accumulated Net            Realized Loss
           Paid-in Capital           Investment Income           on Investments
        -----------------------------------------------------------------------
               $10,833,187                      $3,044              $10,836,231



Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Portfolio. Accordingly, the following amounts have been reclassified for December 31, 2009. Net assets of the Portfolio were unaffected by the reclassifications.


                                                                   Reduction to
                Reduction to                 Reduction to       Accumulated Net
                     Paid-in              Accumulated Net      Realized Loss on
                     Capital            Investment Income           Investments
                ---------------------------------------------------------------
                 $17,577,427                   $1,938,437           $19,515,864







Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for December 31, 2009. Net assets of the Fund were unaffected by the reclassifications.




                                                                    Increase to
                                        Increase                Accumulated Net
                               to Accumulated Net                 Realized Loss
                                Investment Income                on Investments
                                -----------------------------------------------
                                         $211,931                      $211,931